Exhibit 10.3

SECOND AMENDMENT

TO LEASE AGREEMENT

This SECOND AMENDMENT TO LEASE AGREEMENT (“Amendment”), is entered into as of the 15th day of May, 2009, by and between BIXBY TECHNOLOGY CENTER, LLC, a Delaware limited liability company (“Landlord”), as successor-in-interest to WIX/NSJ Real Estate Limited Partnership, a Delaware limited partnership (“Prior Landlord”), and TIVO INC., a Delaware corporation (“Tenant”), with reference to the facts set forth in the Recitals below.

RECITALS:

A. Prior Landlord and Tenant entered into that certain Lease Agreement dated October 6, 1999 (the “Original Lease”) and amended by that certain First Amendment to Lease Agreement dated February 1, 2006 (the “First Amendment”) (the Original Lease as amended by the First Amendment may hereinafter be referred to as the “Lease”) pursuant to which Landlord currently leases to Tenant the buildings located at 2160 and 2190 Gold Street, San Jose, California 95002 (the “Premises”). The Premises are part of the development known as Bixby Technology Center (the “Project”). The Premises contain approximately 127,124 rentable square feet. Landlord has succeeded to Prior Landlord’s interest as landlord under the Lease.

B. Capitalized terms not defined in this Amendment have the meanings given to them in the Lease.

C. The Lease Term is scheduled to expire on January 31, 2010.

D. Landlord and Tenant desire to amend the Lease in order to, among other things, extend the Lease Term, all upon and subject to the terms set forth below.

AGREEMENT:

NOW THEREFORE, in consideration of the above Recitals and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Second Extended Term. The Term is hereby extended for eighty-four (84) additional months from February 1, 2010 (“2nd Extended Term Commencement Date”), expiring on January 31, 2017, unless sooner terminated pursuant to the terms of the Lease (the “2nd Extended Term”).

2. Base Rent. Prior to the 2nd Extended Term Commencement Date, Tenant shall continue to pay Base Rent for the Premises in accordance with the Lease. Commencing as of the 2nd Extended Term Commencement Date and continuing throughout the 2nd Extended Term, Tenant shall make payments of Base Rent on a monthly basis pursuant to the Lease in accordance with the following schedule:

Period	Monthly Base Rent
February 1, 2010 – January 31, 2011	$139,836.40
February 1, 2011 – January 31, 2012	$146,192.60
February 1, 2012 – January 31, 2013	$152,548.80
February 1, 2013 – January 31, 2014	$158,905.00
February 1, 2014 – January 31, 2015	$165,261.20
February 1, 2015 – January 31, 2016	$171,617.40
February 1, 2016 – January 31, 2017	$177,973.60

3. Condition of Premises. Tenant acknowledges that it is presently in possession of the Premises pursuant to the Lease and is fully aware of the condition of the Premises. So long as Tenant is not in default under the Lease as amended hereby (the “Amended Lease”), Landlord shall provide to Tenant an allowance of Eight Hundred Eighty-Nine Thousand Eight Hundred Sixty-Eight and No/100 Dollars ($889,868.00) (the “Allowance”) which shall be used by Tenant for purposes of completing improvements to the Premises (the “Tenant Work”) pursuant to the terms of the Work Letter Agreement attached hereto as Exhibit “A”. Tenant acknowledges that except for the Allowance, Landlord shall not be obligated to refurbish or improve the Premises in any manner whatsoever or to otherwise provide funds for the improvement of the Premises in conjunction with the 2nd Extended Term, and Tenant hereby accepts the Premises “AS-IS”. Tenant further acknowledges that except as expressly provided in the Amended Lease, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the improvements, refurbishments, or alterations therein, or the Buildings or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in the Amended Lease.

4. Signage. Subject to Tenant’s compliance with the terms of this Paragraph 4, Tenant is hereby granted the right to install one (1) panel (“Tenant’s Panel”) on a monument sign to be constructed on the Project (“Monument Sign”), the location of which shall be determined in Landlord’s sole and absolute discretion. The size, design, color and other physical aspects of Tenant’s Panel to be located on the Monument Sign will be subject to (i) Landlord’s written approval prior to installation, which approval may not be unreasonably withheld or delayed, (ii) any covenants, conditions or restrictions governing the Project, including, without limitation, Landlord’s signage criteria, and (iii) any applicable municipal or governmental permits and approvals. Furthermore, Tenant’s right to install Tenant’s Panel is expressly subject to and contingent upon Landlord receiving the approval and consent to install the Monument Sign and Tenant’s Panel from the City of San Jose, California, its architectural review board, any other applicable governmental or quasi-governmental governmental agency and any architectural review committee under the covenants, conditions and restrictions recorded against the Project (if and to the extent applicable). Landlord agrees to use its commercially best efforts to obtain such approval at no cost to Tenant. If such approval and consent are obtained, Landlord shall install the Monument Sign and Tenant’s Panel in accordance with this Paragraph 4 at Landlord’s sole cost and expense.

Tenant will be solely responsible for all costs for maintenance, repair and removal of Tenant’s Panel located on the Monument Sign. Tenant agrees upon the expiration date or sooner termination of the Lease to remove Tenant’s Panel and restore any damage to the Monument Sign and/or Project caused by such removal, at Tenant’s expense. If Tenant fails to remove Tenant’s Panel from the Monument Sign upon termination of the Amended Lease and repair any damage caused by such removal, Landlord may do so at Tenant’s sole cost and expense. Tenant agrees to reimburse Landlord for all costs reasonably incurred by Landlord to effect any maintenance or removal on Tenant’s account, which amount will be deemed additional rent, and may include, without limitation, all sums disbursed, incurred or deposited by Landlord including Landlord’s reasonable costs, expenses and actual attorneys’ fees with interest thereon from the date of Landlord’s demand until paid by Tenant. The right granted to Tenant under this Lease to install Tenant’s Panel on the Monument Sign is personal to Tenant and may not be assigned, transferred or otherwise conveyed to any assignee or subtenant of Tenant without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion.

5. Notice Addresses.

(a) Landlord’s Address for notices and payment of rent set forth in the Lease is hereby deleted and replaced by the following address:

Bixby Technology Center, LLC

c/o Bixby Land Company

2211 Michelson Drive, Suite 500

Irvine, California 92612

Attention: Property Manager

(b) Tenant’s address for notices under the Amended Lease is the Premises.

6. ERISA. Tenant represents and warrants to Landlord that neither Tenant nor any guarantor of Tenant’s obligations under the Lease is (a) a party in interest, as defined in Section 3(14) of the of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to the AFL-CIO Building Investment Trust (“Trust”), or of any of the plans participating therein, or (b) a disqualified person under Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended (“Code”), with respect to the Trust or the plans participating therein. Neither Tenant nor any guarantor of Tenant’s obligations under the Lease shall take any action that would cause the Lease or the exercise by Landlord or the Trust of any rights hereunder, to be a non-exempt prohibited transaction under ERISA. Notwithstanding any contrary provision of the Lease, Tenant shall not assign the Lease or sublease all or any portion of the New Premises unless (i) such assignee or subtenant delivers to Landlord a certification (in form and content satisfactory to Landlord) with respect to the status of such assignee or subtenant (and any guarantor of such assignee’s or subtenant’s obligations) as a party in interest and a disqualified person, as provided above; and (ii) such assignee or subtenant undertakes not to take any action that would cause the Lease or the exercise by Landlord or the Trust of any rights hereunder, to constitute a non-exempt prohibited transaction under ERISA.

Notwithstanding any contrary provision of the Lease, Tenant shall not (a) sublease all or any portion of the New Premises under a sublease in which the rent is based on the net income or net profits of any person, or (b) take any other action with respect to the Lease or the New Premises such that the revenues to be received by Landlord or the Trust from time to time in connection with the Lease would, as a result of such action, be subject to the Unrelated Business Income Tax under Sections 511 through 514 of the Code.

Tenant agrees that it shall incorporate the requirements of this Section 9 in any sublease of the New Premises (without implying Landlord’s consent thereto).

7. Labor. Tenant shall use Union Labor (defined below) for all maintenance, repair, and replacement of the New Premises (the “Maintenance Labor Covenant”). Notwithstanding the foregoing, the Maintenance Labor Covenant shall not apply to (i) the services for installation, operation, maintenance and repair of personal property owned exclusively by Tenant (e.g., computer systems, telephones, and furniture other than modular furniture) or for any of Tenant’s specialized equipment, (ii) a specific item or instance of maintenance, repair or replacement to the extent Union Labor is not available in the market to perform such specific item or instance of maintenance, repair or replacement, and/or (iii) maintenance, repairs and replacements that may be and are self-performed by the existing staff of Tenant without the retention, engagement or hiring of any third party or additional employee. Tenant shall (a) include the Maintenance Labor Covenant in each of its service contracts, (b) provide such evidence as Landlord may reasonably require, from time to time during the Lease Term, that the Maintenance Labor Covenant is being fully and faithfully observed and Tenant shall include the obligation to provide such evidence in each service contract entered into by Tenant for such services, and (c) incorporate the foregoing requirements in any sublease, license, or occupancy agreement relating to all or any part of the New Premises (without implying Landlord’s consent to same).

In addition to any other conditions contained in the Lease with respect to Tenant making any alterations or improvements, before making any alterations or improvements to the interior or exterior of the New Premises, Tenant shall (a) deliver to Landlord evidence satisfactory to Landlord that Tenant shall cause such construction or alteration work (collectively, the “Construction Activities”) to be performed by contractors who employ craft workers who are members of unions that are affiliated with The Building and Construction Trades Department, AFL-CIO (“Union Labor”), and such work shall conform to traditional craft jurisdictions as established in the area (the “Construction Labor Covenant”), (b) include the Construction Labor Covenant in each of its contracts for the Construction Activities, (c) provide such evidence as Landlord may reasonably require, from time to time during the course of the Construction Activities, that the Construction Labor Covenant is being fully and faithfully observed and Tenant shall include the obligation to provide such evidence in each contract entered into by Tenant for the Construction Activities, and (d) incorporate the foregoing requirements in any sublease, license, or occupancy agreement relating to all or any part of the New Premises (without implying Landlord’s consent to same). Tenant shall require that all contractors and subcontractors, of whatever tier, performing Construction Activities agree to submit all construction jurisdictional disputes (i.e., disputes about which union is the appropriate union to perform a given contract) to final and binding arbitration to the procedures of the jointly administered “Plan for the Settlement of Jurisdictional Disputes in the Construction Industry,” a dispute resolution plan established and administered by The Building and Construction Trades Department, AFL-CIO, and various construction industry employer associations. If a resolution to a construction-related jurisdictional dispute cannot be obtained through The Building and Construction Trades Department, AFL-CIO, contractors and subcontractors, of whatever tier, shall agree to submit all such disputes to final and binding arbitration procedures to be administered by the American Arbitration Association (“AAA”) and in conformity with AAA’s Commercial Arbitration Rules, Expedited Procedures, with an arbitrator who is an experienced labor arbitrator and is a member of the National Academy of Arbitration.

8. Broker. Tenant hereby represents to Landlord that Tenant has dealt with no broker other than NAIBT Commercial (“Broker”) in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment (other than Broker).

9. No Other Modifications. Except as modified in this Agreement, all other terms and conditions of the Lease shall remain unchanged and in full force and effect. To the extent of a conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail. A breach by Tenant of any of the terms of this Amendment shall constitute a material breach by Tenant of the Lease as to which Landlord shall have all rights and remedies. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

TENANT:			LANDLORD:

TIVO, INC., a Delaware corporation			BIXBY TECHNOLOGY CENTER, LLC, a California limited liability company

By:	/s/ Thomas S. Rogers		By:	BixbyBIT Investments, LLC, a Delaware limited liability company its sole member
	Print Name:	Thomas S. Rogers
	Print Title:	CEO & President

By:				By:	BLC Ventures I, LLC, a Delaware limited liability company, its Managing Member
Print Name:
Print Title:

					By:	Bixby Land Company, a California corporation, its Managing Member

						By:	/s/ Michael F. Severson
							Name:	Michael F. Severson
							Title:	VP

						By:	/s/ Jim Wolford
							Name:	Jim Wolford
							Title:	CFO

EXHIBIT “A”

WORK LETTER AGREEMENT

This WORK LETTER AGREEMENT (“Tenant Work Letter”) is made as of the __ day of May, 2009 by and between BIXBY TECHNOLOGY CENTER, LLC, a Delaware limited liability company (“Landlord”), and TIVO INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Concurrently herewith, Landlord and Tenant have entered into a lease amendment (the “Amendment”) covering the Premises. All terms not defined herein have the same meaning as set forth in the Lease. To the extent applicable, the provisions of the Lease are incorporated herein by this reference.

B. In order to induce Tenant to enter into the Amendment and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant agree as follows:

1.	TENANT IMPROVEMENTS.

1.1 Tenant Improvements. As used in the Lease and this Tenant Work Letter, the term “Tenant Improvements” or “Tenant Improvement Work” or “Tenant’s Work” means those items of general tenant improvement construction contemplated to be performed by Tenant hereunder. Tenant’s Work is contemplated to be performed in phases (each, a “Phase”). Prior to commencing work on any Phase, Tenant shall comply with the terms of this Tenant Work Letter, including, without limitation, Paragraph 3.

1.2 Work Schedule. Prior to commencing construction on any Phase, Tenant will deliver to Landlord, for Landlord’s review and approval, a schedule (“Work Schedule”) which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements.

2.	CONSTRUCTION REPRESENTATIVES.

2.1 Landlord hereby appoints the following person(s) as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Tenant Work Letter: _________________________.

2.2 Tenant hereby appoints the following person(s) as Tenant’s representative (“Tenant’s Representative”) to act for Tenant in all matters covered by this Tenant Work Letter: _________________________.

2.3 All communications with respect to the matters covered by this Tenant Work Letter are to be made to Landlord’s Representative or Tenant’s Representative, as the case may be, in writing in compliance with the notice provisions of the Lease. Either party may change its representative under this Work Letter Agreement at any time by written notice to the other party in compliance with the notice provisions of the Lease.

3.	TENANT IMPROVEMENT PLANS.

3.1 Preparation of Space Plans. In accordance with the Work Schedule, Landlord agrees to meet with Tenant’s architect and/or space planner for the purpose of promptly preparing preliminary space plans for the layout of Premises (“Space Plans”). The Space Plans are to be sufficient to convey the architectural design of the Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord in accordance with the Work Schedule for Landlord’s approval. If Landlord reasonably disapproves any aspect of the Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor in accordance with the Work Schedule. Tenant will then submit to Landlord for Landlord’s approval, in accordance with the Work Schedule, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord.

3.2 Preparation of Final Plans. Based on the approved Space Plans, and in accordance with the Work Schedule, Tenant’s architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the Premises (collectively, the “Final Plans”). The Final Plans will show (a) the subdivision (including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) for the Premises; (b) all internal and external communications and utility facilities which will require conduiting or other improvements from the base building shell work and/or within common areas; and (c) all other specifications for the Tenant Improvements. The Final Plans will be submitted to Landlord for signature to confirm that they are consistent with the Space Plans. If Landlord reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Landlord agrees to advise Tenant in writing of such disapproval and the reasons therefor within the time frame set forth in the Work Schedule. In accordance with the Work Schedule, Tenant will then cause Tenant’s architect to redesign the Final Plans incorporating the revisions reasonably requested by Landlord so as to make the Final Plans consistent with the Space Plans.

Exhibit “A”

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3.3 Requirements of Tenant’s Final Plans. Tenant’s Final Plans will include locations and complete dimensions, and the Tenant Improvements, as shown on the Final Plans, will: (i) be compatible with the building shell and with the design, construction and equipment of the building; (ii) if not comprised of the building standards set forth in the written description thereof (the “Standards”), then compatible with and of at least equal quality as the Standards and approved by Landlord; (iii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; (iv) not require building service beyond the level normally provided to other tenants in the building and will not overload the building floors; and (v) be of a nature and quality consistent with the overall objectives of Landlord for the building, as determined by Landlord in its reasonable but subjective discretion.

3.4 Submittal of Final Plans. Once approved by Landlord and Tenant, Tenant’s architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Tenant’s architect, with Landlord’s cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans no further changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any excess costs resulting from the design and/or construction of such changes.

3.5 Surrender. Pursuant to Section 10.2 of the Original Lease, Landlord may notify Tenant, upon Tenant’s submittal of the Final Plans to Landlord, which, if any, of the Tenant Improvements that Landlord desires Tenant to remove upon expiration or earlier termination of the Lease.

3.6 Changes to Shell of Building. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the building shell, the increased cost of the building shell work caused by such changes will be paid for by Tenant or charged against the “Allowance” described in Section 4 below.

4.	PAYMENT FOR THE TENANT IMPROVEMENTS.

4.1 Allowance. Landlord hereby grants to Tenant a tenant improvement allowance of Eight Hundred Eighty-Nine Thousand Eight Hundred Sixty-Eight and No/100 Dollars ($889,868.00) (the “Allowance”).

4.2 Application of the Allowance. Except as otherwise set forth in this Tenant Work Letter, the Allowance shall be disbursed by Landlord (each of which disbursement shall be made pursuant to Landlord’s disbursement process as set forth in Section 4.3, below) only for the following items and costs relating to the Premises (collectively the “Allowance Items” or “Allowance Costs”) requested and approved for distribution by Tenant:

4.2.1 Payment of design, architectural and engineering fees;

4.2.2 The payment of plan check, permit, license and Title 24 fees and use taxes relating to construction of the Tenant Improvements in the Premises;

4.2.3 The cost of construction of the Tenant Improvements in the Premises, including but not limited to costs of carpet and floor coverings, testing and inspection costs, trash removal costs, parking fees, after hours utilities usage, and contractors’ fees and general conditions;

4.2.4 The cost of any changes in the base, shell and core of the building (“Base Building”), with such cost to include all architectural and/or engineering fees and expenses incurred in connection therewith (but only to the extent that the cost of the same shall be borne by Tenant under this Tenant Work Letter);

4.2.5 The cost of any changes to the Tenant Improvements required by Applicable Laws; and

4.2.6 Sales and use taxes and other governmental fees in connection with the construction of the Tenant Improvements;

4.3 Disbursement of Allowance. Landlord shall disburse that portion of the Allowance, as evidenced by paid invoices, to Tenant or directly to Tenant’s contractors upon Tenant’s instruction within thirty (30) days after Tenant delivers to Landlord: (i) paid invoices from Tenant’s Agents (as defined in Section 5.1.2 below) for labor rendered and materials relating to Tenant Improvements, and (ii) executed mechanic’s lien releases for all work requested to be paid for from the Allowance. If the cost of Tenant’s Work exceeds the Allowance, Tenant shall be solely responsible for payment of all costs in excess of the Allowance. Any portion of the Allowance unused as of January 31, 2014 will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease.

5.	CONSTRUCTION OF THE TENANT IMPROVEMENTS.

5.1 Tenant’s Selection of Contractors.

5.1.1 The Contractor. Tenant shall retain a licensed general contractor (the “Contractor”) approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

5.1.2 Tenant’s Agents. The subcontractors, laborers, materialmen or suppliers used by Tenant in connection with the construction of the Tenant Improvements, as well as engineers, project manager, broker, architect, Tenant’s employees engaged in the review of the design and construction of the Tenant

Exhibit “A”

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Improvements, laborers, materialmen, and suppliers, and the Contractor shall hereafter be known collectively as “Tenant’s Agents”. The Tenant Improvements shall be constructed in material conformance with the Final Plans.

5.2 General Requirements.

5.2.1 Indemnity. Tenant’s indemnity of Landlord as set forth in Sections 13 and 10.1 (with respect to mechanics’ liens) of the Original Lease shall also apply with respect to matters arising in connection with the construction of the Tenant Improvements.

5.2.2 Requirements of Tenant’s Contractors. The Contractor shall guarantee or warrant to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects for a period of not less than one (1) year from the date of Substantial Completion of the Tenant Improvements. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either; provided that other than following the termination of the Lease, if the warranty in question remains in effect, Landlord shall only enforce such guarantee or warranty if Tenant fails to do so in a reasonable time following notice thereof from Landlord, and, at that time Tenant covenants to give to Landlord any assignment or other assurances which may be reasonably necessary to effect such right of direct enforcement.

5.2.3 Insurance Requirements.

5.2.3.1 General Coverages. All of Tenant’s Agents performing Tenant Work (“Tenant’s Contractors”) who shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the First Amendment to the Original Lease, Exhibit B-1 (provided that the limits of liability to be carried by Tenant’s Contractors, shall be in an amount which is customary for such respective Tenant’s Contractors employed by tenants construction improvements in the buildings comparable to any in the vicinity of the building), the policies therefore shall insure Landlord and Tenant, as their interests may appear, as well as the Contractor.

5.2.3.2 Special Coverages. Contractor (or Tenant) shall carry “Builder’s All Risk” insurance, in an amount not more than the amount of the Contract, covering the construction of the Tenant Improvements, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the terms of the Original Lease immediately upon completion thereof.

5.2.3.3 General Terms. Certificates for all insurance carried by Contractor and Tenant pursuant to this Section 5.2.3.3 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the Premises. All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty (30) days’ prior notice of any cancellation or lapse of the effective date. Subject to the provisions of the Lease, if the Tenant Improvements are damaged by any cause during the course of the construction thereof, Contractor shall immediately repair the same at Contractor’s sole cost and expense. Tenant’s Contractors shall maintain all of the foregoing insurance coverage in force until the Substantial Completion of the Tenant Improvements, except for any “Products” and “Completed Operation Coverage” insurance (to be carried by Contractor only) required by Landlord, which is to be maintained for the term of the policy period following Substantial Completion of the Tenant Improvements. The Builder’s All Risk policy maintained by Contractor (or Tenant) shall preclude subrogation claims by the insurer against anyone insured thereunder and shall provide that it is primary insurance as respects Landlord and that any other insurance maintained by Landlord in excess and noncontributing with the insurance required hereunder.

5.2.4 Inspection by Landlord. Landlord shall have the right, upon reasonable notice to Tenant, to inspect the Tenant Improvements at all reasonable times; provided, however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same.

5.2.5 Diligent Construction. Tenant will promptly, diligently and continuously pursue construction of each Phase of the Tenant Improvements to successful completion in full compliance with the Final Plans and this Tenant Work Letter. Landlord and Tenant shall cooperate with one another during the performance of Tenant’s Work to effectuate such work in a timely and compatible manner.

5.2.6 Coordination of Labor. All of Tenant’s contractors, subcontractors, employees, servants and agents must work in harmony with and shall not interfere with any labor employed by Landlord, or Landlord’s contractors or by any other tenant or its contractors with respect to the any portion of the Project.

5.2.7 Work in Adjacent Areas. Any work to be performed in areas adjacent to the Premises shall be performed only after obtaining Landlord’s express written permission and shall be done only if an agent or employee of Landlord is present; Tenant will reimburse Landlord for the expense of any such employee or agent.

5.2.8 Systems. Tenant agrees to be entirely responsible for the balancing of all heating, ventilating or air conditioning in the Premises and/or the balancing and maintenance of all independent heating, ventilating or air conditioning in the Premises and/or the maintenance of the electrical or plumbing

Exhibit “A”

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work installed by Tenant or its contractor and/or the maintenance of lighting fixtures, partitions, doors, hardware or any other installations made by Tenant or its contractor.

5.2.9 Coordination with Lease. Nothing herein contained shall be construed as (i) constituting Tenant as Landlord’s agent for any purpose whatsoever, or (ii) a waiver by Landlord of any of the terms or provisions of the Lease. Any default by Tenant or Landlord with respect to any portion of this Tenant Work Letter shall be deemed a breach of the Lease for which the non-defaulting party shall have all the rights and remedies as in the case of a breach of said Lease.

5.3 Copy of Warranties and Guaranties. At the conclusion of construction, Tenant shall deliver to Landlord a copy of all warranties, and guaranties relating to the Tenant Improvements.

Exhibit “A”

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